EXHIBIT 11.0

                    INTERCARGO CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   (in thousands, except for per share data)

                                                                            For the nine months
                                                                            ended September 30,

                                                                             1998           1997
                                                                            ------         ------
BASIC EARNINGS PER SHARE:

   Net income                                                                $929          31,771

   Average common shares outstanding                                        7,698           7,661

   Per common share amount                                                  $0.12            4.14
                                                                           ======================


DILUTED EARNINGS PER SHARE:

   Net income                                                                $929          31,771

   Average common shares outstanding                                        7,698           7,661
   Incremental shares from assumed converstions at the average market
   Prices of $11.989 and $10.868, respectively                                 11               6
                                                                           ----------------------

   Weighted average number of common shares outstanding as adjusted         7,709           7,667
                                                                           ======================

   Fully diluted earnings per share                                         $0.12            4.14
                                                                           ======================



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